Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual report on Form 10-K of our report dated November 21, 2024, relating to the consolidated financial statements of Liquidmetal Technologies, Inc. as of December 31, 2023 and 2022 and to all references to our firm included in this Annual Report.

/s/ BCRG Group

Irvine, California

November 21, 2024